Exhibit 99

News Release

[LOGO OF CCNE™ / NASDAQ LISTED]	Contact: Joseph B. Bower
Treasurer
(814) 765-9621
FOR IMMEDIATE RELEASE

CNB Financial Corporation Reports 2002 Fourth Quarter and Annual Earnings
Clearfield, Pennsylvania – January, 2003

CNB Financial Corporation, the parent company of County National Bank, today announced reported earnings of $2.4 million or $0.64 per share for the fourth quarter of 2002. This represents a 25% increase over the same period of 2001. For the full year of 2002, the Corporation’s earnings were $8.7 million, representing $2.38 per share, compared to $6.5 million, or $1.78 per share, in 2001, yielding year-to-year growth in earnings of 33%. The earnings for 2002 were impacted by the recent accounting rule change regarding the expensing of goodwill from branch purchases. The Corporation had an increase in earnings of $950,000, net of tax, or $0.26 per share as a result of this change. Without the effect of the accounting rule change, earnings were up 18.5% over the prior year.

“The year of 2002 brought us many rewards,” stated William F. Falger, President and CEO of CNB Financial Corporation. “Resolution of the accounting standard for goodwill allows the Corporation’s financial performance to now be more easily compared to other companies. Prior to this resolution, the Corporation’s real earnings were being affected by a non-cash expense that reduced earnings by $950,000, net of tax, annually over the last several years. Also, the overall growth in our net interest margin coupled with an increase in earning assets yielded a 13.3% increase in net interest income during the year. The excellent financial performance of our corporation was recognized by our shareholders as the market value of our stock, which began the year at $22.80 per share ended the year at $33.00 per share. This represents an increase of 45% in one year. Add to that an increase of 27% in dividends, paid year over year, and our total return for this year was almost 50%.”

Financial Highlights (in thousands) (unaudited)	12-31-02	% Change	12-31-01
Total Assets	$668,518	12.8%	$592,794

Net Loans	$415,328	8.7%	$382,078

Total Deposits	$545,137	7.6%	$506,640
Total Equity	$62,033	13.0%	$54,894
Nonperforming Assets	$3,118	58.5%	$1,967
% of Total Assets	0.47%	42.4%	0.33%

Trust Assets	$178,719	(13.5%)	$206,631

	Fourth Qtr.		Year to Date
	2002	2001	2002	% Change	2001
Net Interest Income	$6,444	$5,699	$24,535	13.3%	$21,662
Provision for Loan Losses	(540)	(270)	(1,800)	66.7%	(1,080)
Non-Interest Income	1,519	1,546	6,038	7.9%	5,598
Non-Interest Expenses	(4,366)	(4,313)	(17,307)	(0.4%)	(17,374)
Federal Income Taxes	(702)	(772)	(2,800)	22.0%	(2,296)

Net Income	$2,355	$1,890	$8,666	33.1%	$6,510

Earnings Per Share, fully diluted	$0.64	$0.52	$2.38	33.7%	$1.78
Dividends Per Share	$0.42	$0.24	$1.18	26.9%	$0.93
Return on Average Assets (ROA)			1.35%	21.6%	1.11%
Return on Average Equity (ROE)			14.83%	22.1%	12.15%

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic competitive conditions; and other risks and uncertainties.

County National Bank’s website is www.bankcnb.com.